Exhibit 10.6

Jason Mays
Mailed Electronically

February 21,2018

Dear Jason,

We are pleased to confirm the change to your role as Managing Director -Structural Castings to include responsibility for Bochum and Deritend. In this position you will continue to report directly to Ian Dunkinson, President - Cast Products.

This change is effective as of January 1, 2018. In connection with this change, your base annual salary will increase to $270,000 per year.

You will continue to be eligible to participate in the Company’s discretionary bonus scheme. This scheme is non-contractual and non-pensionable. The company reserves the right to amend this scheme from time to time. Under the present scheme, for 2018, payable in April 2019 if all conditions for payment are met, your bonus target will be 40% of your base salary, and your maximum potential bonus would be 80% of base salary. Documented guidelines for the 2018 scheme will be issued in due course.

As with other employees of the Company, your employment with Doncasters will be “at will,” meaning that either you or Doncasters may terminate the employment at any time at either party’s election. However, in the event your employment with the Company is terminated by Doncasters other than for Cause (as defined herein), and upon your execution of a severance agreement and general release of claims in a form satisfactory to the Company upon the termination of your employment with the Company returned within thirty (30) days of your termination, Doncasters will pay you severance pay in an amount equal to six (6) months of your base salary as then in effect (excluding any bonuses or other variable pay), less any required tax withholding or other authorized deductions and less any amount you owe Doncasters. The severance pay will be paid to you over a period of six (6) months (the “Severance Period”) in accordance with Doncasters’ regular payroll policies and procedures then in effect, and will commence on the next regular pay date occurring after you execute the severance agreement and general release of claims without revocation and return the same to Doncasters following termination of your employment with the Company.

For severance pay purposes, “Cause” shall mean your conviction of, or plea of nolo contendere to, a felony or any other crime involving moral turpitude, or any act or omission involving dishonesty, misrepresentation, embezzlement, fraud or similar behavior, or a determination by the CEO that you have: (i) materially violated any Company policy or any agreement with the Company or any of its parents, subsidiaries or affiliates; (ii) breached any fiduciary duty or material obligation to the Company or any of its parents, subsidiaries or affiliates; (iii) engaged in willful misconduct that has had or is reasonably likely to have a material adverse effect on, or has materially injured or harmed or is reasonably likely to materially injure or harm, the Company or any of its parents, subsidiaries or affiliates or any of its or their business affairs, customers or suppliers; (iv) disclosed any confidential or proprietary information to an unauthorized person; (v) abandoned your responsibilities; (vi) engaged in repeated or material negligence with respect to your responsibilities; (vii) failed or refused to perform any assigned duty or duties; and/or (viii) not satisfactorily performed your duties in a manner that meets the expectations and requirements of the Company.

Additionally, in recognition of the severance opportunity offered to you above, as well as the fact that in your role with the Company you will continue to have access to valuable trade secrets and proprietary information that are peculiar to the Company’s business and the disclosure of which would cause the Company great and irreparable harm, and also will have continued interaction with customers of the Company which the Company has invested considerable time and expense in developing ongoing business relationships with, you agree that for the six (6) month period following the termination of your employment with the Company:

(i)            You shall not (either on your own behalf or on another’s behalf) perform job activities of the type you conducted or provided for the Company within the two years prior to your termination for any business that competes with, is involved in, or is directly-related to the business in which the Company is now involved or becomes involved in or has plans to become involved in during your employment with the Company. You acknowledge that the Company’s operations and customer base extend throughout the United States and Europe, where the Company’s ultimate parent corporation is based, and therefore this restriction shall apply throughout the United States and Europe.

(ii)            You will not solicit or attempt to solicit (either directly or by assisting others) any business from the customers or prospective customers of the Company which, at the time of your termination, have been served by the Company in the past, are actively being serviced by the Company, or from whom potential business is being sought by the Company for the purpose of manufacturing and/or selling any type of product or service similar in nature to that manufactured, sold or provided by the Company within the two years prior to your termination. This restriction shall apply only to customers and prospective customers with whom you had Material Contact during the last two years of your employment with the Company. “Material Contact” means contact between you and an existing or prospective customer of the Company: (a) with whom you dealt on behalf of the Company within two years prior to the date of your termination; (b) whose dealings with the Company were coordinated or supervised by you within two years prior to the date of your termination; (c) about whom you obtained confidential information in the ordinary course of business as a result of your work with the Company within two years prior to the date of your termination; or, (d) who receives services the sale or provision of which results or resulted in compensation, commissions, or earnings for you within two years prior to the date of your termination.

(iii)            You will not recruit, solicit or encourage to leave their employment with the Company (either directly or by assisting others) any other employee of the Company, its parents, subsidiaries or affiliates.

You agree that the restrictions in the covenants above are necessary and reasonable to protect the Company’s legitimate business interests in its trade secrets, valuable proprietary information and relationships and goodwill with its employees and customers, and that the covenants stated above are independent, separate, severable, and divisible, and in the event any portion or portions of such covenants are declared invalid or unenforceable, the validity of the remaining covenants will not be affected. You also agree that if covenant herein shall for any reason be held excessively broad or unreasonable as to time, territory, activity, services or interest to be protected or otherwise unenforceable, a court or arbitrator is hereby empowered and requested to modify such provision by narrowing it. so as to make it reasonable and enforceable to the extent provided under applicable law.

While this offer of employment is for no specific duration or term, should you accept this offer, and then choose to resign from employment with Doncasters, we expect that you will provide the Company with 60 days’ advance, written notice before the effective date of your resignation. Likewise, should Doncasters elect to terminate your employment, the Company will provide you with 60 days’ advance notice, or pay in lieu thereof, prior to the effective date of such termination.

All other Company benefits you are eligible for remain at their current level, understanding that the level or coverage is subject to the terms and conditions of the applicable benefit plan or policy as set by the Company.

Should you have questions, please do not hesitate to contact me.

Yours sincerely,

DONCASTERS Group Ltd

/s/ Ian Dunkinson
Ian Dunkinson	Accepted:	/s/ Jason Mays
President Cast Products		Jason Mays

Friday, 12 May 2023

Private & Confidential
Jason Mays
By Email

Dear Jason,

Re: Job Title Change

Further to recent discussions I am pleased to confirm your new job title to reflect your responsibilities as Doncasters President – Americas. You will continue to report me, as Chief Executive Officer.

All other terms and conditions of your employment are unchanged.

Thank you for your commitment and I look forward to working with you as we continue to drive our strategy forwards.

Yours sincerely
For and on behalf of Doncasters Limited

/s/ Mike Quinn

Mike Quinn Chief Executive Officer

Repton House, Bretby Business Park, Ashby Road, Burton-Upon-Trent, Staffordshire, DE15 OYZ, UK
Tel: +44 (0) 1332 864 900 www.doncasters.com

Doncasters Limited. Registered in England & Wales, Company No. 00321992.
Registered Office: Repton House, Bretby Business Park, Ashby Road, Burton-Upon-Trent, Staffordshire, DE15 OYZ, UK

Private & Confidential
Jason Mays
Sent via Email

January 2025

Re: Chief Operating Officer

Dear Jason

We are pleased to offer you the position of Chief Operating Officer, an exempt position reporting to the Chief Executive Officer. Your start date will be January 1, 2025, with an annual salary of $362,422 and an on target bonus of 45%.

You will be paid bi-weekly in accordance with the Company’s standard payroll practice, which may be modified by the company from time-to-time.

You will also be subject to a reciprocal three month notice period, noting that we have the discretion to terminate your employment without notice and make a payment of basic salary in lieu of notice.

All other terms and conditions of your employment are unchanged as set out in your employment contract. Please confirm your decision to accept this role within five days of receipt of this letter by signing below, to be returned via email to Claire Davies, Chief People Officer.

We would like to take this opportunity to thank you for your ongoing service with Doncasters and wish you every success in your new position.

Yours sincerely
For and on behalf of Doncasters Limited

/s/ Mike Quinn

Mike Quinn Chief Executive Officer

I confirm that I accept this offer and associated terms within.

Name: Jason Mays

Signed:	/s/ Jason Mays	Date:	1/14/25

1 Park Row, Leeds, LS1 5AB, UK
Tel: (0) 1332 864 900 www.doncasters.com

Doncasters Limited. Registered in England and Wales. Company No: 00321992